Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------



August 21, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Kids Germ Defense Corp

Dear Sirs:

We were previously the principal auditors for Kids Germ Defense Corp and we reported on the financial statements of Kids Germ Defense Corp for the period from inception, January 19, 2009 to March 31, 2009, or subsequent interim period. We have read Kids Germ Defense Corp's statements under Item 4 of its Form 8-K/A Amendment No. 1, dated August 6, 2009, and we agree with such statements.

For the most recent fiscal period through to August 21, 2009, we agree with the Company's Item 304 disclosures. We note that in particular there have been no disagreements between Kids Germ Defense Corp and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,


/s/ Moore & Associates, Chartered
---------------------------------
Moore & Associates, Chartered
Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501